Exhibit 23.3

230 West Street Suite 700 Columbus, OH 43215	tel 614.221.1120 fax 614.227.6999	www.gbq.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 11, 2021 with respect to the consolidated financial statements of Harmattan Energy, Ltd. (formerly Soluna Technologies, Ltd.) contained in the Registration Statement and Prospectus. Our report contains an explanatory paragraph regarding Harmattan Energy, Ltd.’s ability to continue as a going concern. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GBQ Partners LLC

Columbus, Ohio

August 12, 2021